
                                                              Exhibit 21







Subsidiaries of Registrant

      General Electric's principal affiliates as of December 31, 1994, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant affiliate.

Affiliates of Registrant included in Registrant's Financial Statements.
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
                                           Percentage of
                                         voting securities        State or
                                            owned by the         country of
                                             immediate        incorporation or
                                             parent (1)         organization
                                        ___________________   ________________
Caribe General Electric Products, Inc.          100               Delaware
General Electric Canadian Holdings Limited      100               Canada
General Electric Capital Services, Inc.         100               Delaware
      General Electric Capital Corporation      100               New York
      Employers Reinsurance Corporation         100               Missouri
      Kidder, Peabody Group Inc.                100               Delaware
General Electric Plastics B.V.                  100               Netherlands
General Electric Technical Services Company     100               Delaware
GE Chemicals Inc.                               100               Delaware
GE Petrochemicals Inc.                          100               Delaware
National Broadcasting Company, Inc.             100               Delaware
GE Yokogawa Medical Systems, Ltd.                75               Japan


Notes

(1) With respect to certain companies, shares in names of nominees and qualifying shares in names of directors are included in above percentages.